     EXHIBIT TO FORM 8-K

                          AMENDED NOTICE OF REDEMPTION
                                       OF
                      CLASS A WARRANTS OF NETVANTAGE, INC.

                    The Redemption Date is October 24, 1996

              THE RIGHT TO EXERCISE THE CLASS A WARRANT EXPIRES AT
                   5:00 P.M. EASTERN TIME ON OCTOBER 24. 1996

                                                            September 23, 1996

     To the Holders of Outstanding
     Class A Warrants of NetVantage, Inc.


              NOTICE IS HEREBY GIVEN that the outstanding Class A Warrants to purchase Class A Common Stock and Class B Warrants (the "Class A Warrants") of NetVantage, Inc., a Delaware corporation (the "Company"), originally expiring on May 3, 2000 and issued under that certain Warrant Agreement between the Company, Continental Stock Transfer & Trust Company (the "Warrant Agent") and D. H. Blair Investment Banking Corp., dated as of May 3, 1995 (the "Warrant Agreement"), will be redeemed by the Company as provided in the Warrant Agreement. This Amended Noticeis intended to clarify the earlier notice of redemption given on September 3, 1996 (the "First Notice"), and, as such, supersedes the First Notice. The redemption date for the Class A Warrants, originally set for October 3, 1996, is hereby extended to October 24, 1996 (the "Redemption Date").

              As previously announced by the Company, the original exercise price and the number of securities issuable upon the exercise of the Class A Warrants have been adjusted in accordance with Section 9(a) of the Warrant Agreement. As adjusted, each Class A Warrant currently entitles the holder to purchase 1.05 shares of Class A Common Stock, $.001 par value per share (the "Common Stock") at an exercise price of $6.21 per share of Common Stock; each holder of a Class A Warrant will also receive one Class B Warrant for each Class A Warrant exercised. Expressed on a per Warrant basis, each Warrant entitles its holder to purchase 1.05 shares of Common Stock and one Class B Warrant for a total exercise price of $6.5205. In other words, a holder of100 Class A Warrants could exercise all 100 Class A Warrants for an aggregate exercise price of $652.05 and obtain 105 shares of Common Stock and 100 Class B Warrants. A similar adjustment has been made to the exercise price of the Class B Warrants, which presently entitle the holder to purchase 1.05 shares of Common Stock at an exercise price of $7.41 per share.

               As provided in the Warrant Agreement, each Class A Warrant that is not exercised prior to 5:00 p.m.Eastern Time, on October 24, 1996 (the "Exercise Expiration Time") will be redeemed for $0.05 (the "Redemption Price") and the rights ofthe holders of each such Class A Warrant shall terminate at the Exercise Expiration Time, other than the right to receive the Redemption Price. A prospectus dated September 19, 1996 pertaining to the shares of Common Stock issuable upon exercise of the Class A Warrants is enclosed with this Notice.

                   INSTRUCTIONS FOR THE DELIVERY OF WARRANTS

   Delivery of Class A Warrants to the Warrant Agent for either redemption or exercise should be made as follows:

                   Continental Stock Transfer & Trust Company
                                   2 Broadway
                               New York, NY 10004
                            Telephone (212) 509-4000

   The method of delivery of the Class A Warrants, including any payment and documents required to be delivered therewith to exercise the Class A Warrants, is at the election and risk of the holder. If the delivery is by mail, registered or certified mail with return receipt requested, properly insured, is recommended as a precaution against loss.

   The Class A Warrant and exercise price must be received by the Warrant Agent prior to 5:00 p.m., New York Time, on October 24, 1996, and Class A warrants which have not been received by such date may not thereafter be exercised, but will be redeemed. Provided that a Notice of Exercise and Guaranteed Delivery and payment of the exercise price is received by the Warrant Agent prior to 5:00 p.m. New York Time on October 24, 1996, broker-dealers shall have five business days to deliver Class A Warrant certificates to the Warrant Agent.

   We urge you to consider the alternatives to redemption that are available to holders of the Class A Warrants on or prior to the Redemption Date. These alternatives are:

            A. Exercise of Class A Warrants for 1.05 shares of Common Stock and a Class B Warrant at an exercise price of $6.21 per share of Common Stock (i.e. a holder of 100 Warrants, by payment of $652.05 would receive 105 shares of Common Stock and 100 Class B Warrants); or

            B. Sale of the Class A Warrants through usual brokerage facilities sufficiently in advance of the Redemption Date.

   The Class A Warrants may not be exercisable by every holder in every state; the ability of a holder to exercise is dependant on the ability of the Company to qualify or register the exercise in the holder's state of residence, or on the availability of an exemption from such qualification or registration requirements. In the event that exercise of the Class A Warrants is not permitted in a holder's state of residence, such holder may nonetheless sell the Class A Warrants, provided such sales are made sufficiently in advance of the Redemption Date.

   D. H. Blair Investment Banking Corp. ("Blair") has agreed to act as the Company's Solicitation Agent, assisting the Company with the redemption and any related exercises of Class A Warrants. As previously disclosed and as provided in the Warrant Agreement, Blair will receive a fee of 5% of the exercise price in connection with exercises of the Class A Warrants solicited by members of the National Association of Securities Dealers, provided that such solicitation complies with applicable law and does not pertain to a Class A Warrant held in a discretionary account.

              Certain financial advice regarding the redemption of the Class A Warrants has been provided to the Company by Sutro & Co. in consideration of the payment of a $50,000 retainer and $175,000 payable upon the close of the redemption; the Company has also granted to Sutro warrants to acquire up to 40,000 shares of Common Stock (or such lesser number of shares as could have been purchased upon the exercise of redeemed Class A Warrants) at $6.21 per share.

              The Company has engaged an Information Agent for the exercise and/or redemption of Class A Warrants. The Information Agent is Allen & Caron/SouthCoast Communications Group, 2010 Main Street, Irvine, CA 92714;
     Telephone: (800) 452-1346 (from 8:30 a.m. to 5:30 p.m. PDT).

              A copy of this Notice of Redemption and a Prospectus dated September 19, 1996 has been mailed to all registered holders of Class A Warrants as required by the Warrant Agreement.

              In the event that you have any questions with respect to the procedures for exercise of your Class A Warrants or surrendering your Class A Warrants for redemption, please contact the Information Agent at the address and telephone number set forth above or the Solicitation Agent at the address and telephone number set forth in the Solicitation Agent's letter accompanying this Amended Notice.


                                       Yours very truly,

                                       Thomas V. Baker
                                       Vice President Finance & CFO